EMPLOYMENT AGREEMENT

             THIS AGREEMENT is made effective as of August 21, 1995 (the "Commencement Date") by and between Cambridge Biotech Corporation, debtor and debtor in possession United States Bankruptcy Court for the District of Massachusetts, Western Division, Case Number 94-43054-JFQ, a Delaware Corporation, having a principal place of business at 365 Plantation Street, Worcester, Massachusetts ("CBC") and Robert B. Kammer, of 30 Wedgewood Drive, Hopkinton, Massachusetts 01748 ("Executive").

             WHEREAS, CBC has filed a petition under Chapter 11 of the United States Bankruptcy Code (the "Code");

             WHEREAS, CBC and Executive are parties to an employment agreement dated as of July 7, 1993, which CBC and Executive have elected to terminate without liability or obligation to either party except as provided herein;

             WHEREAS, CBC desires to employ Executive for the period and upon the terms and conditions provided in this Agreement; and

             WHEREAS, Executive desires to serve in the employ of CBC on a full-time basis upon the terms and conditions hereinafter provided.

             NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

             1.   Employment.  CBC hereby employs Executive, and
        Executive hereby accepts employment by CBC, for the period stated in Paragraph 3 hereof and upon the terms and conditions herein provided.

             2.   Position and Responsibilities; Principal Location.

             (a) During the term of this Agreement, Executive will serve as Vice President of Medical Affairs, subject to election by the Board of Directors, reporting to the Chief Executive Officer. Executive shall devote his primary energies, attention and abilities to the business of CBC and shall perform such duties as shall be assigned to him by the CEO. Executive may not serve as a director of other companies without the prior approval of the Chief Executive Officer.

             (b) The principal location at which Executive will perform his duties will be at CBC's principal offices in Worcester, Massachusetts or in a location not more than fifty (50) miles distant from Boston, Massachusetts.

             3. Term of Employment. The term of Executive's employment hereunder shall be for two years from the Commencement Date;




        provided, however, that thereafter the term shall be extended automatically to the date which is 180 days after either party shall deliver written notice to the other of such party's election not to extend the term of this Agreement. The last day of such term, as may be extended from time to time, is herein sometimes referred to as the "Expiration Date."

             4. Compensation and Benefits. For all services rendered by Executive during his employment hereunder, CBC shall compensate Executive as follows:

             (a) Salary. CBC shall pay Executive a base salary of $150,000 per year, subject to increase from time to time in accordance with the usual practice of CBC with respect to review of compensation of its senior executives. Executive's salary shall be payable in periodic installments in accordance with CBC's usual practice for its senior executives.

             (b) Regular Benefits. Executive shall be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, bonus incentive plans and other benefit plans from time to time in effect for senior executives of CBC. Such participation shall be subject to: (i) the terms of the applicable plan documents; (ii) generally applicable policies of CBC; and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.

             (c) Business Expenses. CBC shall reimburse Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by CBC.

             (d) Vacation. Executive shall be entitled to paid vacation in accordance with the policies of CBC (but in no event less than four weeks per year), to be taken at such times and intervals as shall be determined by Executive with the approval of CBC, which approval shall not be unreasonably withheld.

             (e) Bonus. Executive shall be eligible to receive an annual bonus based upon achievement of corporate and individual objectives; the award of any bonus shall lie solely in the discretion of the Board of Directors.

             5. Termination and Termination Benefits. Notwithstanding the provisions of Paragraph 3, Executive's employment hereunder shall terminate under the following circumstances:

             (a) Death. In the event of Executive's death during his employment hereunder, CBC shall continue to pay an amount equal to Executive's base salary to Executive's beneficiary designated in writing to CBC prior to his death (or to his estate if he fails to make such designation) for a period of six (6) months

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        after the date of Executive's death, at the salary rate in effect on the date of his death, said payments to be made on the same periodic dates as base salary payments would have been made to Executive had he not died.

             (b) Termination by CBC for Cause. Executive's employment hereunder may be terminated by CBC for cause, without further liability on the part of CBC, effective immediately by notice to Executive stating the nature of such cause. The following shall constitute "cause" for such termination.

                  (i) Deliberate dishonesty of Executive with respect to CBC or any subsidiary or affiliate thereof; or

                 (ii) Conviction of Executive of a crime involving moral turpitude; or

                (iii) The material failure by Executive to perform Executive's duties hereunder (other than any such failure resulting from the incapacity of Executive due to physical or mental illness) which failure continues for thirty (30) days after notice to Executive setting forth in reasonable detail the manner in which Executive has not performed Executive's duties; or

                 (iv) Unlawful conduct pertaining to CBC or any of its affiliates or shareholders or involving a criminal act; material and conscious falsification or unauthorized disclosure of important records or reports; embezzlement or unauthorized conversion of property; violation of conflict of interest or vendor relations policies; or willful disclosure of significant trade secrets or other information likely to be used to the detriment of CBC.

             (c) Termination by Executive for Cause. Executive may terminate his employment hereunder without liability effective after thirty (30) days notice by Executive to CBC in the event of the material breach by CBC of this Agreement if such breach shall continue for more than thirty (30) days after notice to CBC setting forth in reasonable detail the nature of such breach.

             (d) Termination by CBC Without Cause. Executive's employment may be terminated without cause by CBC by thirty (30) days written notice to Executive.

             (e) Certain Termination Benefits. In the event of termination pursuant to Paragraphs 5(c) or 5(d), Executive shall be entitled to the following:

                  (i) Base Salary. For the period after the date of termination until the Expiration Date, CBC shall continue to pay Executive base salary at the rate in effect on the date of termination.


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                 (ii)  Regular Benefits.

                       (A) For the period subsequent to the date of termination until the Expiration Date, Executive shall continue to receive at CBC's expense all benefits described in Paragraph 4(b) existing on the date of termination (except for any cash bonus plans which shall be pro-rated through the date of termination), provided that CBC's obligation to continue such benefits shall cease on a benefit by benefit basis on that date, if any, on which Executive is employed on a full-time basis and Executive receives in connection with such employment benefits which are substantially equivalent to CBC's benefits.

                       (B) For purpose of application of CBC's benefits, Executive shall be treated, to the extent that applicable law pertaining to the particular CBC benefit plan permits CBC to do so, as if he had remained in the employ of CBC, with a total annual salary at the rate in effect on the date of termination and service or similar credits, if any, will continue to accrue during such period as if Executive had remained in the employ of CBC.

                       (C)  If in spite of the provisions of this clause
                  (ii), benefits or service credits under any benefit plan shall not be payable or provided under any such plan to Executive, or to Executive's dependents, beneficiaries or estate, because Executive is no longer deemed to be an employee of CBC, CBC itself shall pay or provide payment of such benefits and service credits for such benefits to Executive or to Executive's dependents, beneficiaries or estate.

                       (D) To the extent that applicable law does not permit any CBC benefit referred to above to be provided, paid, or funded through the applicable CBC benefit plan, then CBC shall not be required to provide such benefit through such plan and shall only be required to provide in the case of a benefit the tax treatment of which is enhanced by such plan an amount equal to what would have been CBC's initial contribution to such plan and not the equivalent benefit.

                (iii) Set-off. CBC shall be entitled to set off against any cash compensation to be provided to Executive under Paragraph 5(e) above 50 percent of the amount of any cash compensation received by Executive from other employment during the period in which Executive received cash compensation under Paragraph 5(e). Executive shall inform CBC of any such amounts of cash compensation and shall refund to CBC any amount which CBC has paid which exceeds

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             the amounts due from CBC after application of the set-off
             provided for in this paragraph. Notwithstanding the foregoing and any other provision of this Agreement, Executive shall be under no obligation to seek or accept any employment after termination of employment with CBC for any reason.

             6.   Disability.

             (a) If, due to physical or mental illness, Executive shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, CBC may designate another executive to act in his place during the period of such disability. Notwithstanding any such designation, Executive shall continue to receive his full salary and benefits under Paragraph 4 of this Agreement, unless his employment is terminated as provided in this Paragraph 6.

             (b) If Executive shall become totally and permanently disabled, then CBC may terminate Executive's employment hereunder and shall continue to pay to Executive his full salary and provide him with the benefits he was receiving immediately prior to such termination for six months, provided that such salary shall be reduced by the amount of any disability insurance proceeds actually paid to Executive or for his benefit with respect to such period of time under any disability policy provided by CBC for Executive.

             (c) The determination that by virtue of total and permanent disability Executive is unable to perform his duties hereunder shall be made by a physician chosen by CBC and reasonably satisfactory to Executive (or Executive's legal representative) and such determination shall be conclusive. The cost of such examination shall be borne by CBC. Executive shall be conclusively presumed to be totally and permanently disabled if for reasons involving physical or mental illness or injury Executive fails to perform his duties hereunder for a period of one hundred twenty (120) consecutive calendar days or for any periods aggregating one hundred twenty (120) days or more in any six (6) consecutive month period. The date of termination of Executive's employment hereunder in the event of total and permanent disability shall be the earlier of such physicians's examination pursuant to which such determination is made or the first business day after which either such 120-day period or such six-month period has expired.

             7.   Non-competition, Confidential Information, and Non-
                  Solicitation.

             (a) Non-competition. Executive agrees that he will not at any time during the term of this Agreement and for a period of two (2) years following the termination of this Agreement for any reason, directly or indirectly, as a partner, officer, director, consultant, employee, stockholder or otherwise, engage in any

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        employment, pursuit or association in which he shall have
        substantial responsibility with respect to products and/or services which are in direct competition with products and/or services of CBC, provided however, in any event the holding by Executive of any investment in any security shall not be deemed to be a violation of this Paragraph 7 if such investment does not constitute more than 5% of the outstanding issue of such security.

             (b) Confidential Information. Executive will not disclose to any other person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of CBC obtained by him incident to his employment with CBC. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, possible acquisitions or dispositions of businesses or facilities), products, plans, intellectual property, analyses, projects, processes, marketing, research or development activities, and all technical or scientific information or know-how of CBC which have been discussed or considered by CBC but does not include any information which has become part of the public domain by means other than Executive's non-observance of his obligations hereunder.

             (c) Non-solicitation. Executive agrees that he will not at any time during the term of this Agreement and for a period of three (3) years following the termination of this Agreement for any reason, directly or indirectly, solicit or recruit any employee of CBC to serve as an employee of, consultant to, or partner of Executive or any entity.

             (d) Relief; Interpretation. Executive agrees that CBC shall be entitled to injunctive relief for any breach by him of the covenants contained in Paragraphs 7(a), (b), or (c). In the event that any provision of this Paragraph 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time, too large a geographic area, or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic areas, or range of activities as to which it may be enforceable. For purposes of this Paragraph 7, the term "CBC" shall mean CBC and any of its subsidiaries.

             (e) Survival. Executive's obligations under this Paragraph 7 shall survive termination of this Agreement.

             8. Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against

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        competition or similar covenants which would affect the
        performance of his obligations hereunder.

             9. Withholding. All payments made by CBC under this Agreement shall be net of any tax or other amounts required to be withheld by CBC under applicable law.

             10. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within sixty (60) days, then such arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Worcester, Massachusetts in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be provided in this Paragraph 10. Judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction thereof.

             11. Assignment, Successors and Assigns, etc. Neither the employer nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that CBC may assign its rights under this Agreement without the consent of Executive in the event CBC shall hereafter consolidate with or merge into any other person, or transfer all or substantially all of its properties or assets to any other person. In the event of the Executive's death prior to the completion by CBC of all payments due him under this Agreement, CBC shall continue such payments to the Executive's beneficiary designated in writing to CBC prior to his death (or to his estate, if he fails to make such designation). This Agreement shall inure to the benefit of and be binding upon CBC and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

             12. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.



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             13.  Waiver.  No waiver of any provision hereof shall be
        effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

             14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered, mailed by first-class mail, postage prepaid, or sent by telex or facsimile with a mailed confirmation copy, addressed:

             (a)  If to CBC:

                            Cambridge Biotech Corporation
                            365 Plantation Street
                            Worcester, MA 01605
                            Attention:  Secretary
                            Facsimile No: 508-797-4014

             (b)  If to Executive:

                            Dr. Robert B. Kammer
                            30 Wedgewood Drive
                            Hopkinton, MA 01748

        or such other addresses or facsimile numbers as shall be furnished in writing by either party and any such notice or communication shall be deemed to have been given in the case of notices or communications which have been delivered or sent by facsimile or telex on the date of delivery or sending provided such day is a business day and in the case of notices or communications which have been mailed on the second business day after the date mailed.

             15. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of CBC.

             16. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.

             17. Entire Agreement. Except for the Invention and Non-Disclosure Agreement dated May 18, 1993, which shall remain in full force and effect in accordance with its terms, this Agreement constitutes the entire understanding between the parties with respect to the subject matter hereunder and supersedes and replaces all prior agreements, including the employment agreement between Executive and CBC dated July 7, 1993, understandings, writings, and discussions between the parties. Notwithstanding the foregoing, Executive shall be

                                      - 8 -




        entitled to an unsecured non-priority claim in the bankruptcy proceedings of CBC representing any and all claims of Executive against CBC for prior services or otherwise in the amount as set forth in the Statement of Claim executed between Executive and CBC contemporaneous herewith.

             IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by CBC, by its duly authorized officers, and by the Executive, as of the date first above written.


        CAMBRIDGE BIOTECH CORPORATION



        _____________________________
        Alison Taunton-Rigby
        President and CEO



        _____________________________
        Robert B. Kammer
































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